Exhibit 10.1

SEVERANCE AGREEMENT

AGREEMENT, made and entered into as of February 15, 2005, by and between REGENERATION TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and BRIAN HUTCHISON (the “Executive”).

WHEREAS, the Company has previously announced it is exploring a range of strategic alternatives to enhance stockholder value; and

WHEREAS, the Company desires to provide the Executive with certain payments, benefits and additional severance protection in the event the strategic review process leads to a sale of the Company (a “Transaction”—which is defined in numbered paragraph 6(c) below).

NOW THEREFORE, the parties agree as follows:

1. Severance Protection. If a Transaction occurs before December 31, 2005, and if, before the second anniversary of the the date on which the Transaction is consummated (the “Closing Date”), the Company or any successor entity (the “Employer”) terminates Executive’s employment without “Cause” or such employment is terminated by the Executive following the Closing Date for “Good Reason” (as both such terms are defined below), then, within ten days following such termination of employment, the Executive will be entitled to receive from the Employer (a) a single sum cash payment equal to the sum of (1) Executive’s annual incentive target for the year in which such termination occurs (or, if higher, for the year in which the Transaction occurs), pro-rated to reflect the portion of the year that has elapsed as of the date of Executive’s termination of employment, and (2) an amount equal to two times Executive’s annual salary plus two times Executive’s annual incentive target (based on the higher of Executive’s present or then current annual incentive target and salary), and (b) continuing participation in the Employer’s group health plan on the same basis as active employees for a period of at least two years following the termination of Executive’s employment or, if earlier, until the Executive becomes eligible for comparable coverage under another employer’s plan (or an additional cash payment equal to the Employer’s cost of such continuing coverage if such continuing coverage is not permitted under the provisions of the applicable plan).

2. Effect of Transaction on Stock Options. All outstanding Company stock options held by Executive shall become fully vested immediately before the occurrence of the Transaction if (a) Executive is then still employed by Company or an Affiliate; or (b) Executive’s employment with the Company terminated before the Closing Date for any reason other than voluntarily by the Executive or by the Company for Cause. If Executive becomes vested in a stock option award pursuant to part (b) of the preceding sentence, then, immediately before the Transaction, the Company will make a cash payment to Executive equal to the number of shares covered by the option multiplied by the excess of the Transaction purchase price per share over the per share option exercise price. The vesting and other terms and conditions of Executive’s stock options and other equity-based awards will continue to govern except as otherwise specifically provided by this numbered paragraph 2.

3. Excise Tax Gross-up Payment. If Executive is entitled to receive payments and benefits under this Agreement and if, when combined with payments and benefits Executive is entitled to receive under any other plan, program or arrangement, Executive would be subject to excise tax under Section 4999 of the Code, then Company shall make additional payments to Executive so that, on an after-tax basis, Executive is placed in the same economic position in which he would have been if no excise tax were payable by him and no payments were required to be made to him under this numbered paragraph 3.

4. Effect of Other Agreements. If the Executive becomes entitled to receive severance payments and benefits under this Agreement, such payments and benefits will be in lieu of and not in addition to the severance payments and benefits to which Executive may otherwise have been entitled under Section 5 of the Employment Agreement between the Company and Executive dated November 30, 2001 and said Employment Agreement is hereby amended to that limited extent.

5. Release of Claims. Notwithstanding anything to the contrary contained herein, the the Company (or its successor) may condition Executive’s right to receive severance payments and benefits under numbered paragraph 1 of this Agreement upon the execution and delivery by the Executive (or Executive’s beneficiary) of a general release in favor of Company and its successors and affiliates, and their officers, directors and employees, in such form as the Company may specify. Any payment or benefit that is so conditioned may be deferred until the expiration of the seven day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended (or any similar revocation period then in effect).

6. Definitions. For purpose of this Agreement, the following terms shall have the meanings set forth below:

(a) “Cause” means Executive’s (i) commission of a felony, (ii) commission of an act of fraud upon the Employer, or (iii) willful failure to perform Executive’s employment duties in all material respects which failure (other than by reason of death or disability) continues uncorrected for ten days after Executive’s receipt of written notice from the Employer stating with specificity the nature of such failure.

(b) “Good Reason” means (a) a material diminution by the Employer of the Executive’s duties, position, responsibilities or working conditions, or (b) relocation by more than 50 miles of the Executive’s principal place of employment.

(c) “Transaction” means (1) the completion of the sale or other disposition of all or substantially all of the assets of the Company to a party unaffiliated with the Company, or (2) the completion of a merger or other transaction relating to the Company if neither the Company nor its stockholders immediately prior to such merger or other transaction hold, directly or indirectly, more than 50% of the voting power of the surviving corporation or other entity resulting from such merger or other transaction.

7. General Provisions.

(a) Nothing in this Agreement is intended to create a contract of employment between Executive and the Company or any of its subsidiaries, or to interfere in any way with the right of the Company or any of its subsidiaries to terminate Executive’s employment at any time.

(b) All payments made pursuant to this Agreement will be subject to applicable withholding requirements.

(c) No payments made pursuant to this Agreement will be treated as compensation for purposes of calculating Executive’s benefits, if any, under any retirement/pension plan maintained by the Company and/or any of its subsidiaries or any of its or their successors.

(d) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws provisions.

(e) No amendment or modification of this Agreement may be made except by a written instrument signed by the Company and Executive.

(f) All disputes arising under or related to this Agreement will be resolved by arbitration. Such arbitration will be conducted by an arbitrator mutually selected by the Company (or the Employer if the Company is not a party to the dispute) and Executive (or, if the Company and Executive are unable to agree upon an arbitrator within ten days, then the Company and Executive will each select an arbitrator, and the arbitrators so selected will mutually select a third arbitrator, who will resolve such dispute). Such arbitration will be conducted in accordance with the applicable rules of the American Arbitration Association. Any decision rendered by an arbitrator pursuant hereto may be enforced by a court of competent jurisdiction without review of such decision by such court. All attorneys’ fees and costs of the arbitration will in the first instance be borne by the respective party incurring such costs and fees, but the arbitrator will award costs and attorneys’ fees to the prevailing party.

(g) This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same agreement.

(h) This Agreement will terminate and be of no force or effect if a Transaction does not occur by December 31, 2005.

(i) This Agreement constitutes the entire agreement between the parties hereto relating to the matters encompassed hereby and supersedes any prior oral or written agreements relating thereto.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

REGENERATION TECHNOLOGIES, INC.

By:	/s/ THOMAS F. ROSE
Name:	Thomas F. Rose
Title:	Vice President, Chief Financial
Officer and Secretary

/s/ BRIAN K. HUTCHISON
Brian K. Hutchison